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                               PURCHASE AGREEMENT
                     MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.
                             AND CORY COMPONENTS INC.

     Agreement effective as of October 1, 1998 by and among the VIDEO SYSTEMS DIVISION OF MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD., having offices at 1-4 Matsuo-Cho, Kadoma, Osaka 571, Japan, and the CORPORATE INTERNATIONAL TRADE DIVISION OF MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD., having offices at 3-2 Minamisemba 4-Chome, Chuo-Ku, Osaka 542-8588, Japan (collectively, the "Buyer"), and CORY COMPONENTS INC., having offices at 2201 Rosecrans
Avenue, El Segundo, CA 90245, U.S.A. ("Seller").

1.   PURCHASE AND SALE

     Buyer may purchase from Seller and Seller may sell to Buyer a variety of "Products" (manufacturer's part numbers provided per Attachment A) in accordance with specifications prepared by Buyer.

2.   TERM

     The term of this Agreement shall be for one (1) year commencing on the effective date hereof, and shall be renewed automatically for additional one
(1) year periods at the end of the term unless either Seller or Buyer gives notice to the contrary at least three (3) months prior to the expiration of this Agreement, unless sooner terminated in accordance with the provisions of paragraph seven (7) hereof.

     If the quantities forecasted in Attachment A of this Agreement are not consumed by the Buyer during the specified period, and it results in excess inventory at the Seller, consideration to utilize this inventory must be given in the next agreement.

3.   PRICE

     (a) Prices, minimum release quantities, estimated annual quantities, and lead times for the Products are set forth in Attachment A of this Agreement. Alterations to Attachment A hereof shall require the written agreement among the parties hereto. Prices are exclusive of any and all Federal, State and local sales, use, excise, and similar taxes and charges which shall be the responsibility of Buyer.



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     (b) Any increase in Seller's material cost may be submitted to Buyer for evaluation. Acceptance of any increase is at the discretion of Buyer and the acceptance of any decrease in prices shall be at the discretion of Seller.

4.   PAYMENT

     Payment on all Products purchased by Buyer shall be effected by the wire transfer in U.S. Dollars by the tenth (10th) day of the month subsequent to the month during which the corresponding bill of lading or air way bill is issued.

5.   ORDERING OF PRODUCTS/DELIVERY

     (a) The purchase of Products pursuant to this Agreement shall be effected by issuance of Buyer's purchase orders. Such purchase orders shall reference this Agreement and shall include the part number, description, and unit quantities of Products, applicable prices, and requested delivery dates. All orders for Products are subject to Seller's acceptance which acceptance shall not be unreasonably delayed or withheld. The Products shall be delivered to Buyer on the delivery term FCA Los Angeles as defined in Incoterms 1990, and risk of and title to the Products shall pass to Buyer upon delivery to and receipt of the Products by Buyer. Buyer shall deliver the Products within the lead times specified in Attachment A unless otherwise agreed among the parties hereto.

     (b) Upon mutual written agreement between Buyer and Seller, additional Products can be added to this Agreement.

6.   CHANGES

     At Buyer's option, Buyer may request, in writing, changes to any order, and may make changes to the specifications of the Products. Seller shall notify Buyer in writing as to the impact of each such change on the price, delivery schedule, and any other terms. Such change shall become effective only upon the signing of both parties of an amendment which incorporates the agreed upon price and terms of the change. Changes to delivery schedules must be submitted at least sixty (60) days prior to the scheduled ship date.

7.   TERMINATION

     (a) This Agreement may be terminated immediately for cause by either party in the event the other party: (i) shall become insolvent (ii) ceases to function as a going concern or (iii) fails to perform any of its material obligations hereunder so as to be in default and fails to cure sure default within thirty (30) days after written notice thereof.

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     (b) Notwithstanding termination of this Agreement, Buyer shall be liable for payment of all Products pursuant to orders accepted by Seller and delivered prior to the effective date of termination of this Agreement.
Unless otherwise agreed among the parties hereto, and unless the termination of this Agreement occurs pursuant to Article 7(a) above, all purchase orders accepted by Seller prior to the termination of this shall be filled in accordance with this Agreement notwithstanding such termination.

8.   SELLER'S LIMITED WARRANTY AND LIMITATION OF LIABILITIES

     Seller warrants to Buyer that Products purchased pursuant to this Agreement will conform to the applicable Buyer's specifications for such Products and that any value added work performed by Seller on any such Products will conform to applicable Buyer's specifications relative to such work.

     Buyer is deemed to have accepted the Products unless written notice of rejection is given within a reasonable time, which is agreed to be thirty
(30) days after receipt. Notwithstanding the foregoing, the passing of such thirty (30) day period shall not release Seller from its obligation to promptly replace any defective Products discovered within eighteen (18) months after the arrival of the Products at Buyer's premises.

     No return of Products will be accepted by Seller without a return material authorization number (RMA No.), which issuance shall not be unreasonably delayed or withheld. Returned Products must be in acceptable shipping cartons and must be complete with all packing materials. If Returned Products are claimed to be defective, a reasonably complete description regarding the nature of the defect must be included with all Returned Products.

9.   INFRINGEMENT INDEMNITY

     Seller shall defend at their expense any suit against Buyer or its customers based on a claim that any item furnished under this order or the normal use or sale thereof infringes any third party's patent, copyright, other than claims under patents covering combinations of such items not furnished by Seller if such infringement would have been avoided without such combination, and shall indemnify Buyer from and against any liabilities, costs and damages arising from any such suit, provided that Seller is notified in writing of the suit and given authority information and assistance at Seller's reasonable expense for the defense of same. If the use or sale of said item is enjoined as a result of such suit, Seller, at no expense to Buyer or its customers, shall promptly obtain for Buyer and its customers the right to use and sell said item or shall promptly substitute equivalent item acceptable to Buyer and its customer.

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10.  FORCE MAJEURE

     Neither party shall be liable for failure to fulfill its obligations contained herein or for delays in delivery due to causes beyond its reasonable control including, but not limited to, acts of God, acts or omissions of the other party, acts or omissions of civil or military authority, Government priorities, material shortages, fire, strikes, floods, epidemics, quarantine restrictions, riots, war, and delays in transportation, but shall not include shortages of parts, materials or funds or the inability to obtain transportation. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

11.  NOTICES

     Any notice provided for or permitted in this Agreement will be deemed to have been given when copy is faxed and a signed copy is returned to the party sending request for change. A follow-up copy will be mailed to the address set forth above.

12.  QUALITY SURVEILLANCE BY BUYER'S CUSTOMER

     Seller shall allow Buyer and Buyer's customer to enter Seller's facilities to determine and verify the quality of the work and material, at any stage of production, which will be used in the Buyer's product. Entry shall also be allowed to representatives of the Federal Aviation
Administration. Such investigations by the Federal Aviation Administration will be performed with the knowledge of, and jointly with, Buyer.

13.  DISPUTE RESOLUTIONS

     All disputes under this Agreement shall be resolved as follows:

     (a)   COOPERATION

     The parties agree to cooperate with each other to attempt to settle all disputes arising under this Agreement without resorting to mediation or arbitration.

     (b)   MEDIATION

     If the parties are unsuccessful in resolving a dispute within forty-five
(45) days from the date the parties begin attempting to resolve it, either Party may submit the dispute to mediation in the location of the defending party. Neither party may initiate arbitration proceedings until mediation is completed.

     (c)   ARBITRATION

     All disputes which are not resolved through cooperation or mediation shall be finally resolved by binding arbitration in the location of the defending party in

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accordance with the Rules of Conciliation and Arbitration of the
International Chamber of Commerce in effect at the time. Each party shall bear its own costs of preparing and presenting its case; the costs of arbitration, including the fees of the arbitrators, shall be shared equally by the parties unless the award provides otherwise.

14.  GENERAL

     (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. This Agreement may be modified only by writings signed by authorized representatives of both parties.

     (b) The parties agree that the terms and conditions of this Agreement shall control, notwithstanding conflicting or additional terms on, any purchase orders, sales acknowledgement, confirmation or other document issued by either party. Where the terms and conditions of this Agreement and Exhibit A hereto conflict, the terms and conditions of this Agreement shall take precedence.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the Japan.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first set forth above.

CORY COMPONENTS INC.                            MATSUSHITA ELECTRIC INDUSTRIAL
                                                 CO., LTD, VIDEO SYSTEMS
                                                 DIVISION

By:    /s/ Christina J. Shiley-Kukuruda         By:    /s/ K. Yamamoto
       --------------------------------                -----------------------

Name:  Christina J. Shiley-Kukuruda             Name:  K. Yamamoto

Title: President                                Title: Director

                                                MATSUSHITA ELECTRIC INDUSTRIAL
                                                 CO., LTD, CORPORATE INTER-
                                                 NATIONAL TRADE DIVISION

                                                By:    /s/ T. Horinchi
                                                       -----------------------

                                                Name:  T. Horinchi

                                                Title: Director

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